SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

   Filed by the Registrant  |X|
   Filed by a Party other than the Registrant  |_|
   Check the appropriate box:
   |_|            Preliminary Proxy Statement
   |X|            Definitive Proxy Statement
   |_|            Definitive Additional Materials
   |_|            Confidential, for Use of the Commission Only
                  (as permitted by Rule 14a-6(e)(2))
   |_|            Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

                            COVOL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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   |_| Check box if any part of the fee is offset as provided  by  Exchange  Act
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                                        1

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043

                                  July 20, 1998

Dear Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Covol Technologies, Inc. (the "Company"), which will be held on Thursday, August 27, 1998, at 1:00 p.m., Mountain Daylight Time, at the DoubleTree Hotel at 255 South West Temple, Salt Lake City, Utah 84101. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, a report will be given with respect to the operations of the Company.

         Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                   Sincerely,


                                   Brent M. Cook
                                   Chief Executive Officer

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, AUGUST 27, 1998
                              --------------------

To the Stockholders of Covol Technologies, Inc.:

         The 1998 Annual Meeting of Stockholders (the "Meeting") of Covol Technologies, Inc., a Delaware corporation (the "Company"), will be held on Thursday, August 27, 1998, starting at 1:00 p.m., (Mountain Daylight Time), at the DoubleTree Hotel, 255 South West Temple, Salt Lake City, Utah 84101, for the following purposes:

         1. To elect two Class I directors of the Company to serve until the 2001 annual meeting of stockholders, or until their successors are duly elected and qualified;

         2. To ratify the selection by the Board of PricewaterhouseCoopers, LLP as independent auditors of the Company for the fiscal year ended September 30, 1998; and

         3. To transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

         The Board has fixed the close of business on Monday, July 20, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available, upon written demand, for examination during normal business hours by any stockholder of the Company, for any purpose germane to the Meeting, for a period of ten (10) days prior to the Meeting at the Company's offices located at the address set forth above. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. A copy of the Company's Annual Report, a Proxy Statement and a proxy card accompany this notice. These materials are first being sent to stockholders on or about August 3, 1998.

         Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Meeting even though you previously submitted a proxy card.

                                          By Order of the Board of Directors,


                                          ASAEL T. SORENSEN, JR.
                                          Secretary
Lehi, Utah
July 20, 1998

                             Your vote is important.
You are urged to date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and that the presence of a quorum may be assured. The prompt return of your signed proxy card, regardless of the number of shares you hold, will aid the Company in avoiding the expense of additional proxy solicitations. The giving of your proxy does not affect your right to vote in person if you attend the meeting or your right to resubmit later dated proxy cards.

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043
                              --------------------

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                     To Be Held on Thursday, August 27, 1998
                              --------------------

                               GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of record of Covol Technologies, Inc. (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board") for use at the Company's 1998 Annual Meeting of Stockholders (together with any and all adjournments or postponements thereof, the "Meeting") which is scheduled to be held on Thursday, August 27, 1998, starting at 1:00 p.m. (Mountain Daylight Time), at the DoubleTree Hotel, 255 South West Temple, Salt Lake City, Utah 84101, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement, the Notice, the Company's Annual Report, and the enclosed proxy card, are first being mailed to stockholders on or about August 3, 1998. The Annual Report is not to be considered a part of the Company's proxy solicitation materials.

                            PURPOSE OF ANNUAL MEETING

         At the Meeting, stockholders will be asked: (i) to elect two class I directors of the Company to serve until the 2001 annual meeting of stockholders, or until their successors are duly elected and qualified; (ii) to ratify the selection by the Board of PricewaterhouseCoopers, LLP as independent auditors of the Company for the fiscal year ending September 30, 1998 ("Fiscal 1998"); and
(iii) to transact such other business as may properly come before the Meeting or any adjournment or postponements thereof. If a quorum exists, directors will be elected by a plurality of the votes of the shares of Company Common Stock, $.001 par value, (the "Common Stock") present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum exists, action on item (ii) above will be approved by affirmative vote of the holders of a majority of the shares of the Common Stock present or represented by proxy at the Meeting and entitled to vote on such matters. The Board recommends a vote "FOR" (i) the election of the two nominees for class I director of the Company listed below; and (ii) the ratification of PricewaterhouseCoopers, LLP as independent auditors of the Company for Fiscal 1998. The Board knows of no other matters which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the items listed in the Notice.

                     QUORUM, VOTING RIGHTS AND OTHER MATTERS

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Only stockholders of record at the close of business on Monday, July 20, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 10,559,266 shares of Common Stock outstanding and entitled to vote at the Meeting. Holders of Common Stock as of the Record Date are entitled to one vote for each share held. Holders of Common Stock are not entitled to cumulative voting rights.

         All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR") the items listed in the Notice. Abstentions will be counted as shares present for quorum purposes, but otherwise will count as a vote against the applicable proposal. Broker non-votes will be counted as shares present for quorum purposes, but otherwise will not count for any purpose in determining whether a proposal has been approved.

         Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (i) filing with the Company a written revocation of the proxy, (ii) appearing at the Meeting and casting a vote contrary to that indicated on the proxy or (iii) submitting a duly executed proxy bearing a later date.

         The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and employees of the Company may solicit proxies by written communication, telephone, telegraph or personal call. Such persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

                               EXECUTIVE OFFICERS

         The following table sets forth (i) the names of the executive officers,
(ii) their ages as of the Record Date and (iii) the capacities in which they serve the Company:


   Name                  Age         Position(s)                   Officer Since
Brent M. Cook            38      Chief Executive Officer and            1996
                                 Chairman of the Board
Stanley M. Kimball       44      President and Director                 1997
Alan D. Ayers            41      Vice President of Administration       1996
Russell G. Madsen        52      Vice President                         1992
George W. Ford           53      Principal Scientist / Vice President   1993
                                 of Science and Technology
Steven R. Brown          40      Vice President of Synfuel              1995
                                 Operations and Engineered Fuels
Max E. Sorenson          49      Vice President of Operations -         1997
                                 Metallurgical
Harlan Hatfield          38      Vice President, General Counsel        1998
Dee J. "D.J." Priano     52      Vice President                         1997
Steven Stewart           50      Chief Financial Officer                1998
Asael T. Sorensen, Jr.   44      Corporate Secretary                    1995

         See "Proposal No. 1 -- Election of Directors - Nominees for Election as Directors" for biographical information regarding Messrs. Cook and Kimball.

Alan D. Ayers has served as Vice President of Administration since October 1997, and Chief Operating Officer from June 1996 until October 1997. Mr. Ayers served as a director from June 1996 until resigning from the Board in February 1997 in favor of establishing an outside Board. Mr. Ayers joined the Company in August of 1995 as manager of the Company's investor relations department. From 1993 to 1995, Mr. Ayers was the General Manager for Taylor Maid Beauty Supply, responsible for the operations of the regional supply company. From 1987 to 1993, he was Director of Operations for Knighton Optical, Inc. Mr. Ayers received his M.B.A. from the University of Utah.

Russell G. Madsen has served as Vice President from August 1992 and a Director of the Company from August 1992 to November 1996. Mr. Madsen also served as interim Chairman from November 1996 until resigning from the Board in March 1997 in favor of establishing an outside Board. Mr. Madsen supervises the Company's prototype briquetting plant in Price, Utah. Between 1981 and 1992, Mr. Madsen was employed as an accounting manager by Coastal States Energy, a subsidiary of Coastal Corporation. From 1984 to 1991, Mr. Madsen also was a Vice President and Director of Specialized Mining Services, Inc., a mine support service company. Mr. Madsen graduated from Utah State University with a B.S. degree in Agricultural Economics and a minor in Business Management.

George W. Ford served as Vice President of Research and Development of the Company from August 1993 through June 1998, and as Principal Scientist/Vice President as Science and Technology. Mr. Ford served as a Director from August 1993 until resigning from the Board in February 1997 in favor of establishing an outside Board. From 1982 to 1993, Mr. Ford was employed at Ballard Medical Products, Inc. in research and development, principally in the biomedical field. He holds 27 national and international patents covering a wide variety of technologies. Mr. Ford has functioned as an independent consultant working on projects in computer programming, medical product device design and process polymer chemistry design for the energy industry. Mr. Ford is a member of the American Association for the Advancement of Science, and the Iron and Steel Society.

Steven  R.  Brown  was  appointed  Vice  President  of  Synfuel  Operations  and
Engineered Fuels in July 1998, and served as Vice President of Engineering and Construction of the Company February 1995 through July 1998. Mr. Brown served as a Director from September 1995 until resigning from the Board in March 1997 in favor of establishing an outside Board. Mr. Brown was responsible for the management of the Company's former construction company subsidiaries and limestone quarry and subsequently oversaw the design and construction of the Company's production facilities. He is currently responsible for the Company's plant operations and for service to the 24 licensed synthetic fuel facilities. From 1993 to 1995, Mr. Brown was President of Construction Management Service, Inc. Mr. Brown is a licensed professional engineer and a licensed general contractor. Mr. Brown obtained a B.S. degree in Civil Engineering and a Masters of Business Administration from Brigham Young University.

Max E. Sorenson was appointed as Vice President of Metallurgical Operations in July 1998, and has served as Vice President of the Company since April 1997. Mr. Sorenson is currently responsible for development and application of coke, iron and other metals-related opportunities. Prior to employment with the Company, Mr. Sorenson was Senior Vice President Operations, Engineering and Technology at Geneva Steel. Mr. Sorenson began his employment with Geneva Steel in October 1989. From 1973 to 1989, Mr. Sorenson was employed at Inland Steel Industries in various research, operations and technology management positions including Manager of Research and Development and Manager of Coke, Iron and Steel Technologies. Mr. Sorenson obtained a B.S. degree in Metallurgical Engineering from the University of Utah in 1973 and a Masters of Science degree in Industrial Management from Purdue University in 1978.

Harlan M. Hatfield has served as a Vice President and General Counsel since July 1998 and Corporate Counsel since October 1996. His primary activities with the Company have been the development of synthetic fuel projects, including licensing, financing, permitting, construction, feedstocks, site selection, and other aspects of project development. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory disputes, contracts, and other legal matters. Prior to his employment with the Company, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. He established the firm's environmental practice group and has experience in such fields as Superfund liability, underground storage tanks, asbestos contamination, Clean Water Act permitting, and other regulatory compliance matters. He also practiced extensively as counselor and trial lawyer in construction, real estate, government contracts, and related fields with successful results in trials, appeals, administrative hearings, arbitrations, and mediations. Mr. Hatfield has been a frequent seminar speaker and has authored numerous published articles including "Environmental Risks in Construction Contracting" published in Construction Briefings by Federal
Publications. Mr. Hatfield received his law degree in 1987 from the University of Minnesota and his B.A. from Brigham Young University in 1984.

Dee J. "D.J." Priano has served as Vice President of the Company since 1997. Mr. Priano had been employed by Kennecott Corporation for more than 32 years prior to that time. Mr. Priano worked in several different positions at Kennecott including Principal Planning Engineer for Kennecott's Bingham Canyon mine, as well as the Controller for Kennecott's U.S. Mines Division. In addition to managing, general accounting and financial reporting activities, he was responsible for the administration of purchasing, MIS and land and water management functions. Mr. Priano received a BS degree and Master of Business Administration from the University of Utah.

Mr. Steven Stewart was appointed Chief Financial Officer of the Company in July 1998, and served as Vice President Finance and Treasurer from May 1998 through July 1998. As Chief Financial Officer, Mr. Stewart is responsible for all accounting and finance functions, financial and SEC reporting and compliance, banking relationships and risk management. From May 1973 through January 1994, Mr. Stewart worked for "Big Six" international accounting firms in numerous management capacities including 11 years as partner. From 1986 through January 1994 Mr. Stewart was an audit partner with Ernst & Young (formerly Arthur Young) and was the Salt Lake City office Director of High Technology and Entreprenurial Services. From January 1994 through September 1996, Mr. Stewart was self-employed providing consulting services in addition to functioning as the chief financial officer of a high technology company. During this time he established strategic alliances for the high technology company with two Fortune 500 companies, advised companies on alternative valuation methods applicable to acquisition targets and negotiated acquisition/sale transactions. From October 1996 through March 1998, Mr. Stewart was a business assurance partner at PricewaterhouseCoopers, LLP (formerly Coopers & Lybrand L.L.P.), with primary responsibility for public companies operating in the high technology, mining and extractive industries. Mr. Stewart is a Certified Public Accountant in California and Utah and received his B.S. degree in Accounting from Brigham Young University in 1973.

Asael T. Sorensen, Jr. has served as the Company's Secretary since June 1996, General Counsel from September 1995 through June 1998, and as Corporate Counsel since July 1998. As Secretary and Corporate Counsel, Mr. Sorensen's primary responsibilities include all legal aspects of securities issuance, filings and compliance, contracts and financings, notice, attendance and record keeping for all Board of Directors Meeting and Stockholders meetings. Mr. Sorensen also serves as the Company's liaison with federal and state legislative and regulatory representatives on matters of interest to the Company. From 1982 to 1995, Mr. Sorensen was an in-house attorney for The Church of Jesus Christ of

Latter-Day Saints in Salt Lake City, Utah and practiced law primarily in the area of contract negotiations and administration. Since 1987, Mr. Sorensen has been a consultant with the American Management Association, a business seminar and consulting non-profit organization headquartered in New York. Mr. Sorensen graduated from Brigham Young University with a joint Juris Doctor and Masters of Business Administration. He is admitted to practice law in the State of Utah.

                             EXECUTIVE COMPENSATION

         The following sets forth the compensation paid by the Company for services rendered by Brent M. Cook, the Company's Chief Executive Officer, during the fiscal years ended September 30, 1996 and September 30, 1997. No other executive officer received combined salary and bonus in excess of $100,000 during the most recently completed fiscal year.

                                            Summary Compensation Table


Annual Compensation                                                           Long-Term
                                                                              Compensation
                                                                              Restricted
Name and                                                  Other Annual        Stock        Stock         All Other
Principal Position   Year    Salary($)      Bonus($)      Compensation($)     Awards($)    Options (#)   Compensation($)
------------------   ----    ---------      --------      ---------------     ---------    -----------   ---------------
Brent M. Cook (1)    1997    93,811           -- (3)           46,520(2)        --           --               --
Chief Executive      1996    23,335           60,000        1,163,000(2)        --        40,000(2)           --
Officer

------------------
(1) Mr. Cook entered into an employment agreement dated June 1, 1996 to act as Executive Vice President and Chief Financial Officer. Mr. Cook was appointed as President and Chief Executive Officer in October of 1996, and presently serves as Chief Executive Officer.
(2) Upon the execution of his employment agreement with the Company, Mr. Cook received immediately exercisable options to acquire 100,000 shares of the Common Stock at a price of $1.50 per share, upon which event $1,163,000 of compensation expense was recorded by the Company. Mr. Cook also received an option to acquire 40,000 shares of the Common Stock at a price of $1.50 per share, which vests over 10 years. $46,520 reported for 1997 represents the vesting of 4,000 shares subject to the latter options.
(3) Mr. Cook was awarded a performance based bonus of $50,000 in November 1997, which has been recorded as a bonus in fiscal year 1998 and, accordingly, is not reflected in this table.

         Other than the Company's 1995 Stock Option Plan, there are no retirement, pension, or profit sharing plans for the benefit of the Company's officers, directors and employees. The Company provides health, dental and life insurance coverage for its employees. The Board of Directors may recommend and adopt additional programs in the future for the benefit of officers, directors and employees.

Option Grants in Fiscal Year 1997

         No options were granted to the named executive officer in fiscal year 1997.

Aggregated Option Exercises and Year-End Option Values in 1997

         The following table summarizes for the named executive officer of the Company the number of stock options, if any, exercised during fiscal year 1997, the aggregate dollar value realized upon exercise, the total number of unexercised options held at September 30, 1997 and the aggregate dollar value of in-the-money unexercised options held at September 30, 1997. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. The value of unexercised, in-the-money options at September 30, 1997 is the difference between their exercise price and $9.25 per share, the fair market value of the underlying stock on September 30, 1997, based on the last trade price of the Common Stock on that date. The underlying options have not been and may never be exercised. The actual gains, if any, on exercise will depend on the value of the Common Stock on the actual date of exercise. There can be no assurance that these values will be realized.

                                  Aggregated Option Exercises in Fiscal Year 1997
                                            and Year-End Option Values


                                                                Number of                    Value of Unexercised
                                                          Unexercised Options              In-the-Money Options at
                                                             at 9/30/97(#)                        9/30/97($)
                    Shares
                    Acquired on     Value
Name                Exercise(#)     Realized($)    Exercisable      Unexercisable     Exercisable     Unexercisable
----                -----------     -----------    -----------      -------------     -----------     -------------
Brent M. Cook          -0-            $-0-           104,000            36,000          $806,000         $279,000


Long-Term Incentive Plan ("LTIP") Awards in Fiscal Year 1997

         The Company has no LTIP.

Future Benefits of Pension Plan Disclosure in Fiscal Year 1997

         The Company has no such benefit plans.

Stock Option Plans

         1995 Stock Option Plan. Under the Company's 1995 Stock Option Plan, as amended (the "Option Plan"), 2,400,000 shares of Common Stock (900,000 shares in June 1995 plus 1,500,000 approved by shareholders in January 1996) are reserved for issuance upon the exercise of stock options. The Option Plan is designed to serve as an incentive for retaining qualified and competent employees, directors and consultants. During fiscal year 1997, the Company issued options under the Option Plan to acquire 280,000 shares of Common Stock to 10 employees. Of the options to purchase 280,000 shares, Mr. Dee J. Priano was issued options to purchase 100,000 shares at an exercise price of $8.25 per share and nine employees were issued options to purchase an aggregate of 180,000 shares at an exercise price of $8.25 per share. Out of the nine employees, Messrs. Kimball and Sorenson each received options to purchase 50,000 shares. As of September 30, 1997, options to purchase an aggregate of approximately 1,180,000 shares of Common Stock were issued under the Option Plan, of which 900,000 have been exercised.

         A committee of the Company's Board of Directors, or in its absence, the Board (the "Committee") administers and interprets the Option Plan and is authorized to grant options and other awards thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company. The Option Plan provides for the granting of both
"incentive stock options" (as defined in Section 422 of the Code) and non-statutory stock options. Options can be granted under the Option Plan on such terms and at such prices as determined by the Committee, except for the per share exercise price of incentive stock options which will not be less than the fair market value of the Common Stock on the date of grant and, in the case of an incentive stock option granted to a 10% stockholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares of Common Stock covered by incentive stock options granted under the Option Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

         Options granted under the Option Plan will be exercisable after the period or periods specified in the option agreement. Options granted under the Option Plan are not exercisable after the expiration of ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution.

         Other Options. In addition to options issued under the Option Plan, the Company has granted options to executive officers, employees and directors outside the Option Plan that were not qualified for tax purposes, all as set forth below in more detail.

         The following table sets forth information with respect to such options granted to the Company's executive officers and directors during fiscal year 1997:


                                          Number of                Exercise
             Name                          Options                   Price
      ----------------------             ------------            ------------

      Stanley M. Kimball                    50,000                   $1.50
      Max E. Sorenson                       50,000                   $1.50
      Vern T. May                            2,500                   $1.50
      Raymond J. Weller                      2,500                   $1.50
      DeLance W. Squire                      2,500                   $1.50
      John Hill                              2,500                  $11.50
      James A. Herickhoff                    2,500                   $9.00

Employment Contracts and Termination of Employment and Change in Control Arrangements

         Brent M. Cook. As of April 21, 1998, the Company and Mr. Brent M. Cook entered into an employment agreement for Mr. Cook covering the succeeding five year term, with salary to be established by the Board of Directors consistent with an annual compensation review of comparable positions of public companies. The employment agreement further provides for participation in the Company's incentive bonus plan, if any, as in effect from time to time, expense reimbursement, and the grant of stock options. Specifically, the employment agreement provides for the grant of options for 250,000 shares of Common Stock at an exercise price of $12 31/32 per share, to vest pro rata at the beginning of each month during the term of the employment agreement, with full vesting upon disability or death. Under the employment agreement, Mr. Cook is also entitled to six weeks paid vacation, $550 per month automobile allowance, a dental allowance of $4,500 per year, and other benefits comparable to those generally available to Company employees.

         Max E. Sorenson. The Company entered into an employment agreement, dated March 20, 1997, with Max E. Sorenson to act as Vice President. The employment agreement extends for a period of three years unless terminated by the Company for cause or death, or by the employee for certain Company actions which constitute good cause or without good reason provided 60 days prior written notice is given. During the first, second and third twelve month period, Mr. Sorenson's regular monthly salary will be $6,667 ($80,004 annualized), $10,833 ($129,996 annualized) and $10,833 ($129,996 annualized) respectively. Mr. Sorenson is entitled to receive a bonus pursuant to the Company's bonus plan, if any, in effect from time to time. Further, under his employment agreement, Mr. Sorenson was issued stock options to purchase 50,000 shares of Company Common Stock at a purchase price per share of $1.50, vesting 25,000 immediately, 12,500 and 12,500 at the end of the first and second twelve month period of employment, respectively. Additionally, Mr. Sorenson receives a monthly car allowance of $550, received a signing bonus of $50,000, and may receive termination benefits at the expiration of the employment agreement (whether or not Mr. Sorenson is offered employment by the Company after the three years) equal to the sum of one year's annual wages. In addition, Mr. Sorenson received options to acquire 50,000 shares of Common Stock under the Option Plan (as defined above).

         Stanley M. Kimball. The Company entered into an employment agreement, dated January 1, 1997, with Stanley M. Kimball to act as Vice President and Chief Financial Officer. The employment agreement extends for a period of three years unless terminated by the Company for cause or disability, or by the employee for certain Company actions which constitute good reason or without good reason provided 90 days prior written notice is given. Mr. Kimball is entitled to an annual base salary of at least $80,000. However, the agreement provides that Mr. Kimball's base salary shall be in line with the salary paid to the President and Chief Executive Officer of the Company. Effective June 1997, Mr. Kimball's annual base salary was increased to $100,000. Mr. Kimball was issued stock options to purchase 50,000 shares of Company Common Stock at a purchase price per share of $1.50, vesting on a pro rata basis over two years commencing January 1, 1997 and ending December 31, 1998. Additionally, Mr. Kimball receives a monthly car allowance of $550 and is entitled to termination benefits equal to 200% of the then current annual base salary if Mr. Kimball's employment is terminated by the Company without cause or terminated by Mr. Kimball for good reason. In addition, Mr. Kimball received options to acquire 50,000 shares of Common Stock under the Option Plan (as defined above).

         Steven G. Stewart. The company entered into an employment agreement with Mr. Stewart effective May 1, 1998 as the Vice President of Finance and Treasurer. The employment agreement extends for a period of three years unless terminated by the Company for cause or death, or by the employee for certain Company actions which constitute good cause or without good reason provided 90 days prior written notice is given. Mr. Stewart's regular monthly salary will be at least $6,667, $8,334 and $10, 415 for the twelve month period from April 1 1998 through 1999, 2000 and 2001, respectively. Mr. Stewart is entitled to receive a bonus pursuant to the Company's bonus plan, if any, in effect from time to time with a minimum quarterly bonus of $5,000.00. Mr. Stewart was issued stock options to purchase 50,000 shares of Company Common Stock at a price of $12.625, vesting on a pro rate basis over 60 months beginning May 1, 1998 and are exercisable through April 30, 2008. In addition, Mr. Stewart receives a monthly car allowance of $550 and if employment is terminated by the Company without cause or terminated by Mr. Stewart for good reason he is entitled to termination benefits equal to 200% of his then annual base salary and all outstanding options vest immediately.

Board Meetings

         The Board held a total of eleven regular meetings during fiscal year 1997 and one special meeting during fiscal year 1997. All directors attended over 75% of the aggregate number of the regular meetings of the Board.

Committees Of The Board

         On September 9, 1997, the Board of Directors established an Audit Committee and a Compensation Committee. The Compensation Committee then consisted of Mr. May, as chair, and Mr. Weller. On June 9, 1998, Mr. Herickhoff was appointed to the Compensation Committee to fill the vacancy created by the resignation of Mr. May. The Audit Committee consists of Mr. Herickhoff, as chair, Mr. Squire, and Mr. Hill. The board elected to organize the Compensation Committee and Audit Committee solely with outside directors. The Audit Committee held its first meeting on December 16, 1997. The Compensation Committee did not hold any meetings in fiscal year 1997.

Compensation Committee Report on Executive Compensation

         On September 9, 1997, the Company established a Compensation Committee consisting of two members of the Board of Directors. The Compensation Committee is responsible for overseeing the institution of compensation relating to the Company's officers and key personnel, including the named executives. In the past, because of cash flow concerns of the Company, the Compensation Committee has not implemented changes in the Company's compensation structure. Future compensation polices will be dependent on the Company's cash flow and employee performance.

         The Committee is currently reviewing compensation guidelines and is considering retention of an outside company to recommend and bid on compensation and benefit services. Any program recommended will consider factors such as current competitive market compensation, growth of the Company and overall business conditions as part of the total benefit package for employees.

         The Compensation Committee strives to ensure that the Company's compensation plan attracts, retains and rewards both staff and management personnel while continuing to operate in the best interests of the stockholders.

                                        Compensation Committee,

                                        Vern T. May, Chairman
                                        Raymond J. Weller
                                        January 5, 1998

Compensation of Directors

         The Company's directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. On June 22, 1998, each of the Company's directors, other than those who are salaried employees of the Company, received options for shares of the Common Stock, exercisable at the closing bid price of the Common Stock as of that date, in the amount of 1,000 shares for each director for each month of service of the director as such, from and including November, 1996 through and including July, 1998, for a maximum 21,000 shares for each director. Options for shares representing months of service following the date of grant vest for each director if the service of the director as such continues through such month. Except for the directors of the Company who are presently salaried employees of the Company and the Chairman of the Board, the directors are entitled to annual cash compensation of up to $32,000, of which $20,000 represents an annual retainer, and $12,000 is earned by attendance at 75% or more of the meetings of the Board of Directors. From and after the Meeting, each director, other than the directors of the Company who are presently salaried employees of the Company and the Chairman of the Board, shall receive on the day following each of the Company's annual meetings of stockholders, an option for 12,000 shares of Common Stock, exercisable at the closing bid price of the Common Stock on that date, to vest in monthly increments of 1,000 shares over the following year of service. The Chairman of the Board, unless a salaried employee of the Company, is entitled to cash compensation and options subject to similarly proportionate payment and vesting terms, but in the amount of 125% of that which may be received by the other directors. Directors receive reimbursement for out-of-pocket expenses.

         The Company's executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. Officers serve at the will of the Board of Directors. The authority of the Board of Directors over the officers of the Company has been delegated to the Chief Executive Officer.

Stockholder Return Performance Graph

         Federal regulations require the inclusion of a line graph comparing the yearly percentage change in the Company's cumulative total stockholder return on the Common Stock with the cumulative total return, assuming reinvestment of dividends, of (1) the NASDAQ Composite Index and (2) a published industry or line-of-business index. The comparison assumes $100 was invested on September 30, 1994. The performance comparison appears below.

         The Board of Directors recognize that the market price of stock is influenced by many factors, only one of which is Company performance. The stock price performance shown on the graph is not necessarily indicative of future price performance. The Company has not paid dividends on its Common Stock.

                      Comparison of Cumulative Total Return

                               [GRAPHIC OMITTED]


                 Total Returns Assume Reinvestment of Dividends



                               9/30/94      9/30/95      9/30/96      9/30/97
                              ---------    ---------    ---------    --------
COVOL                           $100          $230        $265         $296
S&P ENERGY COMPOSITE             100           120         150          220
NASDAQ COMPOSITE (US)            100           137         161          221



                    SECURITY OWNERSHIP OF DIRECTORS, NOMINEES
                           AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of July 20, 1998, regarding the beneficial ownership of the Company's Common Stock, for: (i) each person (or group of affiliated persons) who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the outstanding shares of

Common Stock; (ii) each director and named executive officer of the Company; and
(iii) all directors and executive officers of the Company as a group. The Company has relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and Forms 3, 4 and 5. As of July 20, 1998, there were 10,559,266 shares of Common Stock outstanding. As of that date, there were outstanding options to purchase 2,340,250 shares of Common Stock, of which 955,952 were vested, there were outstanding warrants to purchase 1,967,420 shares of Common Stock, of which 1,327,398 were in the money, and there were outstanding shares of preferred stock convertible into 741,453 shares of Common Stock.


   Name and Address of                        Amount and Nature of
   Beneficial Owner (1)                       Beneficial Ownership(2)         Percent of Class
   --------------------                       -----------------------         ----------------
PacifiCorp Financial Services, Inc.                    1,027,000                         9.73%
775 NE Multnomah, Suite 775
Portland, Oregon  97232

AJG Financial Services, Inc.                             573,186(3)                      5.22%
The Gallagher Centre
Two pierce Place
Itasca, Illinois 60143

Directors
Brent M. Cook                                            128,833(4)                      1.22%
Stanley M. Kimball                                        85,797(5)                      *
Raymond J. Weller                                        295,215(6)                      2.78%
DeLance W. Squire                                         23,500(7)                      *
James A Herickhoff                                        15,500(8)                      *
John P. Hill, Jr.                                         14,500(9)                      *
Executive Officers
Alan D. Ayers                                             56,583(10)                     *
George W. Ford, Jr.                                      129,200(11)                     1.22%
Steven R. Brown                                          105,683(12)                     1.00%
Russell G. Madsen                                        447,461(13)                     4.22%
Max E. Sorenson                                           54,583(14)                     *
Dee J. Priano                                             51,583(15)                     *
Asael T. Sorensen, Jr.                                   100,424(16)                     *
Harlan Hatfield                                           35,050(17)                     *
Steven Stewart                                             4,167(18)                     *
All directors and executive officers                   1,548,579                        14.67%
as a group (Fifteen (15) persons)
------------------

 *       Less than 1%

 (1) Unless otherwise indicated, the address of each person named in the table is c/o the Company, 3280 North Frontage Road, Lehi, Utah 84043.

 (2) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from July 20, 1998, and the total outstanding shares used to calculate each beneficial owner's percentage includes such shares. Beneficial ownership as reported does not include shares subject to options that are not exercisable within 60 days of the reported date.

 (3) Consists of 140,642 shares owned by AJG Financial Services, Inc., and warrants for 216,272 shares exercisable at $10 per share, and warrants for an additional 216,272 shares exercisable at $20 per share.

 (4) Consists of 2,500 shares owned by Mr. Cook and options to purchase 126,333 shares held by Mr. Cook which are currently exercisable.

 (5) Consists of 6,200 shares owned by Mr. Kimball and options to purchase 79,597 shares held by Mr. Kimball which are currently exercisable. Lee Kimball, the son of Mr. Kimball, owns 250 shares of which Mr. Kimball disclaims beneficial ownership.

 (6) Consists of 253,965 shares owned by Mr. Weller and options to purchase 41,250 shares held by Mr. Weller which are currently exercisable.

 (7) Consists of 2,500 shares of Common Stock of the Company owned by Mr. Squire and options to purchase 21,000 shares held by Mr. Squire which are currently exercisable.

 (8) Consists of options to purchase 15,500 shares held by Mr. Herickhoff which are currently exercisable.

 (9) Consists of options to purchase 14,500 shares held by Mr. Hill which are currently exercisable.

 (10) Consists of 40,000 shares owned by Mr. Ayers, 1,700 shares owned by Mr. Ayers' individual retirement account, 800 shares owned by Mr. Ayers' spouse and options to purchase 14,083 shares held by Mr. Ayers which are currently exercisable.

 (11) Consists of 114,200 shares owned by Mr. Ford and options to purchase 15,000 shares held by Mr. Ford which are currently exercisable.

 (12) Consists of 86,100 shares owned by Mr. Brown and options to purchase 19,583shares held by Mr. Brown which are currently exercisable.

 (13) Consists of 384,640 shares owned by Mr. Madsen, 213 shares owned by Mr. Madsen's spouse, 12,608 shares owned by Mr. Madsen's individual retirement account, and options to purchase 50,000 shares held by Mr. Madsen which are currently exercisable. Melissa Baker, the daughter of Mr. Madsen, and her husband own 526 shares of which Mr. Madsen disclaims beneficial ownership.

 (14) Consists of options to acquire 54,583shares held by Mr. Max E. Sorenson which are currently exercisable.

 (15) Consists of options to acquire 51,583 shares held by Mr. Priano which are currently exercisable.

 (16) Consists of 44,450 shares owned by Mr. Asael T. Sorensen, 38,474 shares owned by Mr. Sorensen, his wife and his children in trust, and options to purchase 17,500 shares held by Mr. Sorensen which are currently exercisable.

 (17) Consists of options to purchase 35,050 shares held by Mr. Hatfield which are currently exercisable.

 (18) Consists of options to purchase 4,167 shares held by Mr. Stewart which are currently exercisable.

                        TRANSACTIONS WITH RELATED PARTIES

         PacifiCorp. During fiscal year 1997, the Company entered into various transactions with PacifiCorp Financial Services, Inc. and certain of its affiliates ("PacifiCorp"). The transactions include (i) the Alabama Purchase Agreement, (ii) the PacifiCorp Convertible Loan Agreement and related agreements, and (iii) the PacifiCorp licenses.

         (i) Alabama Purchase Agreement. The Company, through Alabama Synfuel #1, Ltd., a Delaware limited partnership ("AS #1"), constructed the Alabama
Plant in Birmingham, Alabama. The plant manufactures synthetic fuel from coal and is expected to have an annual capacity of approximately 360,000 tons. Pursuant to the Alabama Project Purchase Agreement, dated as of March 20, 1997 (the "Alabama Purchase Agreement"), between the Company, AS #1 and Birmingham Syn Fuel, L.L.C. ("BSF") a wholly-owned subsidiary of PacifiCorp Financial Services, Inc. (together with any affiliates, "PacifiCorp"), the Company and AS #1 agreed to sell, and BSF agreed to buy the Alabama Plant, subject to the terms and conditions of the Alabama Purchase Agreement. Such sale was completed on February 20, 1998 for $6,500,000. (see "Item 1. BUSINESS - Business of the Company - - Alabama Plant" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "10-K")).

         (ii) Pacific Corp Convertible Loan Agreement. In late July 1996, the Company negotiated with PacifiCorp the general terms of the sale of the Alabama Plant, including an arrangement for convertible debt in the amount of up to $5,000,000 to fund working capital and construction costs needed to complete the Alabama Plant. At the time of these negotiations, the Company agreed to a conversion price of $7 per share, the trading price of the Company's stock at the time the deal was initially negotiated. The actual documents completing this agreement were not finalized until March 20, 1997. The Convertible Loan Agreement was subsequently amended December 12, 1997, increasing the amount available under the loan to $7,000,000. As of March 3, 1998, the Company had borrowed $6,686,473 under this loan and interest of $313,527 had accrued. On March 3, 1998, PacifiCorp exercised its option to convert the full amount of $7,000,000 under this loan into 1,000,000 shares of common stock (conversion at $7.00). In addition, another 27,000 shares were issued pursuant to anti-dilution provisions of the loan agreement. (See "Item 7. MANAGMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - - Liquidity and Capital Resources" in the 10-K).

         (iii) PacifiCorp Licenses. In addition to the license agreement between the Company and BSF, in December 1996, PacifiCorp entered into binding agreements with a third-party contractor for the construction of six additional facilities. Each facility is designed to manufacture approximately 360,000 tons annually. The Company entered into a license agreement with PacifiCorp for the use of the Briquetting Technology at the six facilities subject to the construction agreements. PacifiCorp subsequently announced the construction of only three facilities, which included a double-line synthetic fuel processing facility located in Walker County, Alabama and a single-line facility located in Tuscaloosa County, Alabama, which construction was completed on or about June 1, 1998. In connection with the construction of these three facilities, the Company agreed to indemnify the contractor if the facilities were not completed by June 1, 1998 and the contractor incurred liquidated damages of as much as $750,000 per facility. Under the terms of the license agreement, PacifiCorp owes

$1,000,000 in advance license fees. PacifiCorp will pay a quarterly license fee at a prescribed amount (subject to possible adjustment) times the British Thermal Units ("Btu") of product produced and sold during the calendar quarter. The Company will also provide binder at its cost plus a prescribed mark-up. In October 1997, PacifiCorp determined that it was not going forward with the remaining three facilities for which it entered into binding contracts in 1996.

         Gallagher. During fiscal year 1997, the Company entered into various transactions with Arthur J. Gallagher & Company and certain of its affiliates ("Gallagher"). The transactions include (i) the Utah Purchase Agreement, (ii) the Gallagher Senior Debentures and Subordinated Debentures and (iii) the Gallagher licenses.

         (i) Utah Purchase Agreement. The Company, through Utah Synfuel #1, Ltd., a Delaware limited partnership ("US #1"), constructed the Utah Plant in Price, Utah. The Utah Plant is a synthetic fuel briquetting facility with a production capacity of approximately 360,000 tons per year. On March 10, 1997, the Company, together with US #1, finalized the sale of the Utah Plant to Coaltech for $3,500,000, in the form of a nonrecourse promissory note, all in accordance with a Utah Project Purchase Agreement, dated as of March 7, 1997, between the Company, US #1 and Coaltech. The purchaser of the Utah Plant, Coaltech, is owned by AJG Financial Services, Inc., a Delaware corporation and wholly-owned subsidiary of Gallagher ("AJG"), and Square D Company, a Delaware corporation and wholly-owned subsidiary of Groupe Schneider, as 24% and 75% limited partners, respectively, and the Company as a 1% general partner. The Company contracted with Coaltech to act as operator of the facility for a quarterly fee based upon the amount of briquettes produced and sold per year. Moreover, the Company granted Coaltech a put option to require the Company to purchase from Coaltech the Utah Project if (i) all of the Coaltech limited partners are unable to utilize the federal income tax credits under Section 29 of the Code, (ii) the economic benefits accruing to or experienced by all of the Coaltech limited partners differ significantly from what was initially projected, or (iii) there is a permanent force majeure or material damage or destruction of the Utah Plant.

         As part of the sale of the Utah Plant, the Company and US #1 entered into a Supply and Purchase Agreement with Coaltech. Under the agreement, the Company agreed to provide coal fines to the Utah Plant for processing into synthetic fuel at an amount equal to the Company's per ton costs (including any wash costs). Furthermore, US #1 agreed to purchase from Coaltech the synthetic fuel produced at its cost plus one dollar per ton. Because the Company experienced problems with providing clean coal fines, the Utah Plant has operated at well below its capacity, processing approximately 18,000 tons of synthetic fuel all of which had a relatively high level of ash and most of which has not been sold. Accordingly, the Company incurred a loss on the production of synthetic fuel product at the Utah Plant. In an attempt to remedy this problem, the Company has constructed a wash plant to provide washed coal fines to the Utah Plant for the manufacture of synthetic fuel. The construction is being financed through Gallagher. The total estimated cost for the wash plant is approximately $7,300,000. As of July 20, 1998, the Company had borrowed $4,325,433. The financing is evidenced by a promissory note executed and delivered by the Company to Gallagher and is secured by the wash plant. The note currently bears interest at 6% per annum with principal and interest due and payable two years from the time the debt was incurred. As additional consideration to Gallagher for financing the wash plant, the Company agreed, subsequent to fiscal 1997, to grant Gallagher warrants equal to 10% of the amount financed. Accordingly, 432,544 Warrants for shares of the Company common stock with fifty percent of the shares having a purchase price of $10 per share and fifty percent of the shares having a purchase price of $20 per share were issued to AJG. The warrants are immediately exercisable and expire in two years. (See "ITEM 1. BUSINESS- Utah Plant," "ITEM 1. BUSINESS--Supply of Coal Fines--NEICO Fines Purchase" and "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" in the Company's 10-K).

         During the quarter ended March 31, 1998, the Company entered into an additional agreement with AJG to borrow up to $6.5 million at an interest rate of 6% per annum to be used for construction of a briquetting facility located in West Virginia. As of July 20, 1998 the Company had borrowed $6,500,000 under this agreement. The loan is due in full February, 2001.

         (ii) Gallagher Senior Debentures and Subordinated Debentures. In December 1996, the Company entered into a Debenture Agreement and Security Agreement with "Gallagher," whereby the Company borrowed $1,100,000, pursuant to a Convertible Subordinated Debenture accruing interest at 6% per annum and maturing three years from its date of issuance (the "Subordinated Debenture") and $2,900,000 pursuant to Senior Debentures accruing interest at prime plus two percent (2%) and maturing three years from the date of issuance (the "Senior Debenture"). The Subordinated Debenture (including accrued interest) was converted to 140,642 shares of the Company's common stock on May 5, 1997. The Company has granted piggy-back and demand registration rights to Gallagher for the Company common stock issued on conversion of the Subordinated Debenture. The Senior Debentures are collateralized by all real and personal property purchased by the Company with the proceeds of the Senior Debenture. The proceeds of the Subordinated Debenture and the Senior Debenture were used to satisfy contractual obligations of the Company, for working capital and to purchase equipment used to construct coal briquetting facilities to be managed and/or sold by the Company or affiliates of the Company.

         (iii) Gallagher licenses. In connection with the execution and delivery of the Utah Purchase Agreement, US #1 granted Coaltech a non-exclusive sublicense of the Company's patented briquette manufacturing technology (the "Briquetting Technology") all pursuant to a License Agreement, dated as of March 7, 1997, by and among US #1 as licensor, the Company as vendor, and Coaltech as licensee and vendee (the "Utah License Agreement"). Under the Utah License Agreement, US #1 received an advance license fee of $1,400,000, included in deferred revenue as of September 30, 1997, and depending upon the amount of briquettes that are produced and sold as "qualified fuels" under Section 29 of the Code, US #1 may receive an earned license fee payable quarterly. Also, in December 1996, Gallagher entered into binding contracts with a third-party contractor for the construction of four facilities in addition to the Utah Plant, all of which are now complete. Each facility has an estimated capacity of 360,000 tons annually. The Company entered into a license agreement with Gallagher to utilize the Briquetting Technology at the four facilities. Under the terms of the license and other financing agreements with the Company, Gallagher will pay an advance license fee in the amount of $500,000 for each facility, subject to certain conditions, and will pay a prescribed amount of royalty each quarter (subject to annual adjustment for inflation), based on the Btu content of the product produced and sold during the quarter. The Company will supply binder to the four facilities at an amount equal to cost plus an agreed upon mark-up. The earned license fee is based upon the product of an established dollar amount multiplied by the Btu content of the briquettes manufactured and sold. The Company cannot predict with any certainty the amount of ongoing license fees that may be generated. (See "ITEM 1. BUSINESS--Business of Company-- Utah Plant, License Agreements" in the 10-K).

         Trans Pacific Stores, Ltd. ("TPS"). On March 17, 1998, the Company entered into a loan agreement in which Trans Pacific Stores, Ltd. agreed to loan the Company up to $4,000,000. The loan is secured by future earned license fees payable to the Company resulting from the synthetic fuel manufacturing facilities constructed by Pace Carbon Fuels, LLC. Interest on the outstanding principal balance accrues at twelve percent (12%) per annum. The interest rate is adjusted to thirteen (13%) on September 20, 1998 and to fourteen percent (14%) on December 20, 1998. Each time the interest rate is adjusted, a one percent (1%) renewal fee of $40,000 is due and payable. Interest on the unused portion of the borrowing will accrue at one percent (1$) per annum until the loan is paid in full. The balance and interest is due in full before March 20, 1999. As of July 20, 1998, 4,000,000 had been borrowed under this arrangement. On June 12, 1998, the Company entered into an additional loan agreement in which TPS agreed to loan the Company up to $4,000,000. The loan is secured by a certain promissory note as amended between the Company and Gerald Larson and future cash flows payable to the Company resulting from the synthetic fuel manufacturing facilities constructed and owned by A.T. Massey. Interest on the outstanding principal balance accrues at eighteen percent (18%) per annum, on the four month anniversay the interest is adjusted to twenty two (22%) per annum. Interest on the unused portion of the borrowing will accrue at one percent (1$) per annum until the loan is paid in full. The unpaid prinicpal amount owing and any interest accrued shall be due and payable June 12, 1999. As of July 20, 1998, $2,000,000 had been borrowed under this arrangement. John A. Hill, Jr., a member of the Company's Board of Directors, is the president of TPS.

         Extension of Warrants. During fiscal year 1997, the Company agreed to extend the exercise period of warrants to acquire 431,799 shares of the Company's common stock held by Joe K. Johnson, a director of the Company until July 17, 1997. The warrants are now exercisable until June 30, 1999 as follows:
(i) warrants to purchase 110,250 shares at $7.00 per share; (ii) warrants to purchase 71,332 shares at $10.00 per share; (iii) warrants to purchase 65,215 shares at $15.00 per share; and (iv) warrants to purchase 185,002 shares at $30.00 per share. Prior to the extension granted by the Company, the warrants were to expire on December 31, 1998.

         Employment Agreements. The Company has entered into employment agreements with Messrs. Cook, Sorenson, Kimball and Stewart which provide for significant benefits. See "Employment Contracts and Termination of Employment and Change in Control Arrangements for fiscal year 1997."

         $500,000 Loan from Certain Officers. In November 1996, Steven R. Brown loaned $280,000 and Asael T. Sorensen, Jr. loaned $220,000 to the Company which accrues interest at approximately prime plus 2% per annum. Principal and interest is due on or before November 26, 2002. As of July 20, 1998, approximately $353,412 has been paid by the Company toward the repayment of the loans. The purpose of the loans were to provide operating capital for the Company.

         Related Partnerships. In June 1996, the Company formed US #1 and AS #1, for the purpose of facilitating the financing and construction of the Utah Plant and the Alabama Plant, respectively. Mr. Russell Madsen, Mr. Dean Young, Mr. Kenneth M. Young, Mr. Alan D. Ayers, Mr. Asael T. Sorensen, Jr., Mr. Steven R. Brown, and Mr. Michael Q. Midgley (former and current officers and directors of the Company) acquired interest in US #1 and AS #1. Their aggregate interests represent approximately 8.1% of the capital profits of US #1, and 0.6% of the capital profits of AS #1. See "Key Bank Loan" below. In connection with the sale of the Utah Plant under the Utah Purchase Agreement, the Company transferred the Utah Plant to US #1 and granted US #1 a non-exclusive license to the Briquetting Technology. In exchange for the transfer of the Utah Plant and license granted by the Company, the Company received a payment of $500,000 from US #1. These transactions are not based on an arms-length negotiation by the parties. The Company has retained a 63% interest in US #1 and a 74% interest in AS #1 and privately placed the remaining partnership interests in the Partnerships. The limited partners paid $3,277,500 for the remaining partnership interests in US #1 and $2,062,500 for the remaining partnership interests in AS #1. (See "ITEM
1. BUSINESS--The Company--Partnerships" and "ITEM 1. BUSINESS-The Company--Alabama Plant, --Utah Plant" in the 10-K.)

         Key Bank Loan. In an effort to obtain capital for the construction of the Utah Plant and the Alabama Plant, the Company borrowed $700,000 from Key Bank of Utah ("Key Bank"). The loan accrued interest at Key Bank's prime rate plus 2% per annum and was to be paid in full in October 1996. In November 1996 the Company paid accrued interest plus principal of $100,000. The Company and Key Bank agreed to rollover the remaining $600,000 principal balance of the loan for another 90 days, until January 29, 1997, which was later extended until May 30, 1997. Additional payments of principal and interest were paid in March and May, 1997 totaling $110,000. Key Bank thereafter notified the Company that it was in default on the loan. The Company paid off the principal and interest on the loan in the amount of $522,516 on August 20, 1997. As a condition to making the loan, Key Bank required that certain officers, directors and employees of the Company also sign as guarantors of the note evidencing the loan (the "Key Bank Note"). To induce such officers, directors and employees to sign individually and be severally liable on the Key Bank Note, the Company loaned $100,000 each to Mr. Russell G. Madsen, Mr. Dean Young, Mr. Kenneth M. Young, Mr. Alan D. Ayers, Mr. Asael T. Sorensen, Jr., Mr. Steven R. Brown and Mr. Michael Q. Midgley (the "Individuals"). The loan to the Individuals is on the same terms as the loan from Key Bank. The proceeds of the loan from the Company to the Individuals, along with other money of the Individuals aggregating $1,850,000, were invested in partnership interests in US #1 and AS #1. Mr. Russell G. Madsen invested $50,000 of the loan in AS #1 and $50,000 of the loan in US #1. The remaining Individuals invested the full amount of their respective loans in US #1. The Company has not received any direct payments from the Individuals. On March 21, 1997, US #1 made cash distributions to each of the limited partners of US #1 in the aggregate amount of $272,000. The cash distributions attributable to the interests in US #1 acquired through the loan to the Individuals as described above were made directly to the Company and applied against the principle and interest due from the Individuals. Future distributions, if any, from US #1 will be applied first against the amounts owing from the Individuals before distributions are made directly to the Individuals.

         Settlement Agreement with Former CEO. In November of 1996, the Company entered into a settlement agreement with Kenneth M. Young, the Company's former Chief Executive Officer and Chairman of the Board. Pursuant to the settlement agreement, the Company agreed: (i) to pay Mr. Young $4,000 twice a month through December 31, 1996, (ii) to pay $25,030 in deferred compensation over 24 semi-monthly installments of $1,042 beginning January 1, 1997, (iii) to pay for Mr. Young's medical insurance until December 31, 1997, (iv) to pay $2,500 semi-monthly for 24 payments beginning January 1, 1997 in consideration for consulting services reasonably requested by the Company and Mr. Young's agreement to refrain from any activities in competition with the Company, (v) to allow options representing 50,000 shares of Company common stock at $1.50 per share to become fully vested on January 1, 1997 (these options were originally issued under a stock option agreement dated January 1, 1995 relating to 250,000 shares of which the remaining 200,000 options were rescinded) and (vi) to allow options representing 50,000 shares of Company common stock at $1.50 per share to become fully vested on January 1, 1997 (these options were originally issued under a stock option agreement dated January 1, 1995 relating to 62,500 shares, of which the remaining 12,500 options were rescinded).

         Settlement Agreement with Former Officer. In November of 1996, the Company entered into a settlement agreement with Michael Q. Midgley, formerly the Company's President and Chief Financial Officer. Pursuant to the settlement agreement, the Company agreed: (i) to pay $20,000 in November 1996 and $38,479 in salary, deferred compensation and unused vacation pay over 24 semi-monthly installments of $1,605 beginning November 15, 1996, (ii) to pay $2,500 semi-monthly for 24 payments beginning January 1, 1997 in consideration for consulting services reasonably requested by the Company and Mr. Midgley's agreement to refrain from any activities in competition with the Company, (iii) to allow options representing 50,000 shares of Company common stock at $1.50 per share to become fully vested on January 1, 1997 (these options were originally issued under a stock option agreement dated January 1, 1995 relating to 350,000 shares of which the remaining 300,000 options were rescinded) and (iv) to allow options representing 25,000 shares of Company common stock at $1.50 per share to become fully vested on January 1, 1997 (these options were originally issued under a stock option agreement dated January 1, 1996 relating to 50,000 shares, of which the remaining 25,000 options were rescinded).

         Ferro Resources. Max E. Sorenson, a Vice President of the Company, beneficially owns Ferro Resources, L.L.C., a Utah limited liability company ("Ferro"). In December 1996, the Company together with Ferro, entered into binding contracts with a third-party contractor for the construction of two briquetting facilities with a production capacity of 360,000 tons annually per plant (the "Ferro/Company Construction Contracts"). Under the terms of the arrangement, Ferro was to develop the projects and the Company was to provide the Briquetting Technology. The net proceeds of the projects were to be shared equally by the Company and Ferro. The Company and Sorenson have entered into discussions regarding the sale of the membership interests in Ferro for $10,000 plus a percentage of income from the projects constructed under the Ferro/Company Construction Contracts. Under the proposed terms of the agreement,

Mr. Sorenson has the opportunity to receive up to $1,500,000 over a period of up to ten years based upon performance factors of the specified projects. The Company's purpose for entering into such an agreement is to obtain all right, title and interest in the two Ferro/Company Construction Contracts. Given the preliminary nature of the discussions with Ferro, the terms described above may vary from the terms of the definitive agreement, if consummated. These transactions are not based on an arms-length negotiation by the parties. (See "ITEM 1. BUSINESS--Business of Company--Joint Ventures--Ferro" and "ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" in the 10-K.)

         The Company is working with other parties in the financing and developing of the projects that will be constructed under the Ferro/Company contracts. If the facilities are not constructed, the Company is liable for liquidated damages in the amount of 6% of the maximum contract price, or approximately $636,000 in total. The Company can give no assurance that the facilities will be constructed or that, if constructed, the facilities will operate at estimated capacity.

         Option Exercise Notes. In fiscal year 1995, the Company entered into loan agreements with 16 current and former employees of the Company in payment of the exercise price of options to purchase 900,000 shares of Company common stock. Out of the 16 individuals, 9 are current or former officers and directors in fiscal year 1997. Specifically Messrs. Madsen, Ford, Brown, Weller, Sorensen, Ayers, Lambert, Young and Midgley are indebted to the Company in the principal amounts of $516,875, $488,519, $388,519, $417,265, $322,503, $251,250, $279,318,
$587,765 and $516,875 respectively. The promissory notes bear interest at 5.7% per annum with principal and interest due in December 2000 and are collateralized by the shares purchased. As of July 20, 1998, The Company had received approximately $298,828 toward repayment the loans.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Officers, directors, and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company between October 1, 1996, and September 30, 1997, on year-end reports furnished to the Company after September 30, 1997, and on representations that no other reports were required, the Company has determined that during the 1997 fiscal year all applicable 16(a) filing requirements were met except as follows:

         Russell G. Madsen, a Vice President of the Company, acquired an option to purchase 25,000 shares of Common Stock of the Company on August 13, 1996. Mr. Madsen filed a Form 4 reporting the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996. Additionally, Mr. Madsen disposed of 40,000 shares in January 1997 and disposed of 1,340 shares in February 1997. Mr. Madsen filed Form 4's to report the transactions on December 29, 1997. The Form 4's should have been filed on or before February 10 and March 10, 1997, respectively.

         George W. Ford, Jr., Vice President of Research and Development of the Company, acquired an option to purchase 25,000 shares of Common Stock of the Company on August 13, 1996. Mr. Ford filed a Form 4 reporting the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996. Mr. Ford disposed of 18,000 shares and acquired 100,000 shares through the exercise of options in November 1996 and filed a Form 4 reporting such transaction on December 18, 1996. The Form 4 should have been filed on or before December 10, 1996. Additionally, Mr. Ford disposed of 3,000 shares in March of 1997, disposed of 7,000 shares in April of 1997, disposed of 9,000 shares in May of 1997, disposed of 1,000 shares in June of 1997, disposed of 3,000 shares in

July of 1997, and disposed of 10,000 shares in October of 1997. Mr. Ford filed Form 4's to report the transactions on December 29, 1997. The Form 4's should have been filed on or before April 10, May 10, June 10, July 10, August 10, and November 10, 1997, respectively.

         Michael Q. Midgley, formerly an officer and Director of the Company, acquired options to purchase 300,000 shares of Common Stock of the Company on August 13, 1996. Mr. Midgley filed a Form 4 to report the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996.

         Kenneth M. Young, formerly an officer and Director of the Company, acquired options to purchase 70,000 shares of Common Stock of the Company on August 13, 1996. Mr. Young filed a Form 4 to report the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996.

         Max E. Sorenson was appointed Vice President of the Company effective April 1, 1997, and thereby became subject to Section 16(a) reporting requirements. Mr. Sorenson also acquired options to purchase 100,000 shares of Common Stock of the Company. Mr. Sorenson did not file a timely Form 3. Mr. Sorenson filed a Form 5 reporting both the holdings required to be reported on Form 3 and the acquisition of the options on November 25, 1997. The Form 5 should have been filed on or before November 14, 1997.

         Asael T. Sorensen, Jr., Secretary and General Counsel of the Company, acquired 1,000 shares of Common Stock of the Company on April 24, 1997. The acquisition should have been reported on a Form 4 for April 1997 and filed on or before May 10, 1997. Mr. Sorensen filed a Form 5 reporting the transaction on December 29, 1997. The Form 5 should have been filed on or before November 14, 1997. Additionally, Mr. Sorensen acquired options to purchase 100,000 shares of Common Stock of the Company on August 13, 1996. Mr. Sorensen filed a Form 4 to report the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996.

         DeLance W. Squire, a Director of the Company, was appointed a Director of the Company and received options to acquire 2,500 shares on December 13, 1996. He filed a Form 3 reporting the holdings on January 21, 1997. The Form 3 holdings should have been reported on a Form 3 filed on or before December 23, 1996.

         Dee J. Priano, a Vice President of the Company, filed a Form 5 to report Form 3 holdings as a result of being appointed an officer of the Company and the acquisition of options to acquire 100,000 shares on August 1, 1997. The Form 5 was filed on December 29, 1997. The Form 5 should have been filed on or before November 14, 1997. The Form 3 holdings should have been reported on a Form 3 filed on or before August 10, 1997.

         Vern T. May, a Director of the Company, filed a Form 5 to report Form 3 holdings as a result of being appointed a Director of the Company and the acquisition of options to acquire 2,500 shares. The Form 5 was sent for filing on or about January 13, 1998. The Form 5 should have been filed on or before November 14, 1997. The Form 3 holdings should have been reported on a Form 3 filed on or before February 20, 1997.

         James A. Herickhoff, a Director of the Company, filed a Form 5 to report Form 3 holdings as a result of being appointed a Director of the Company and the acquisition of options to acquire 2,500 shares. The Form 5 was sent for filing on or about January 13, 1998. The Form 5 should have been filed on or before November 14, 1997. The Form 3 holdings should have been reported on a Form 3 filed on or before August 25, 1997.

         John P. Hill, Jr., a Director of the Company, filed a Form 5 to report Form 3 holdings as a result of being appointed a Director of the Company and the acquisition of options to acquire 2,500 shares. The Form 5 was sent for filing on or about January 13, 1998. The Form 5 should have been filed on or before November 14, 1997. The Form 3 holdings should have been reported on a Form 3 filed on or before October 15, 1997.

         Richard C. Lambert, a former officer of the Company, acquired options to purchase 20,000 shares of Common Stock of the Company on August 13, 1996. Mr. Lambert filed a Form 4 to report the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996.

         Raymond J. Weller, a Director of the Company, acquired options to purchase 25,000 shares of Common Stock of the Company on August 13, 1996. Mr. Weller filed a Form 4 to report the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996.

         Steven R. Brown, Vice President of Synfuel Operations and Engineered Fuels of the Company, acquired options to purchase 100,000 shares of Common Stock of the Company on August 13, 1996. Mr. Brown filed a Form 4 to report the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996.

         Alan D. Ayers, Vice President of Administration of the Company, acquired options to purchase 100,000 shares of Common Stock of the Company on August 13, 1996. Mr. Ayers filed a Form 4 to report the transaction on September 18, 1996. The Form 4 should have been filed on or before September 10, 1996. He also sent Form 5 for filing on or about January 13, 1998 to report Form 3 holdings as a result of being appointed an officer of the Company. The Form 3 should have been filed on or before August 10, 1996.

         Stanley M. Kimball, the President and a Director of the Company, filed a Form 3 on January 21, 1997. The Form 3 should have been filed on or before January 11, 1997. Mr. Kimball acquired options to purchase 50,000 shares of Common Stock of the Company on April 1, 1997. He sent for filing on or about January 13, 1998 a Form 5 reporting the acquired options. The Form 5 should have been filed on or before November 14, 1997.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Nominees for Election as Directors

         At the Meeting, the stockholders will elect all Class I directors to hold office until the annual meeting of stockholders in 2001, the expiration of their term, or until their respective successors are duly elected and qualified. The Board of Directors is divided into three classes, currently comprised of two Class I directors, whose terms will expire at the Meeting, two Class II directors, whose terms will expire at the Company's annual meeting in 1999, and two Class III directors, whose terms will expire at the Company's annual meeting in 2000. The Board currently consists of six members: Raymond J. Weller, Brent
M. Cook, Stanley M. Kimball, DeLance M. Squire, John P. Hill, Jr., and James A. Herickhoff. The Board proposes that the two individuals listed below as nominees be elected as Class I directors of the Company. Each nominee has consented to serve if elected to the Board. In the event that any nominee is unable to serve as a director at the time of the Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee as shall be designated by the Board to fill the vacancy.

         The names of the nominees, together with certain information about them are set forth below:


      Name               Age      Position(s) with the Company    Director Since
John P. Hill, Jr.         37                 Director                  1997
James A. Herickhoff       56                 Director                  1997

John P. Hill, Jr. has served as a Director since September 1997. Mr. Hill is the president of Quince Associates, a closely held investment company. Since 1989, Mr. Hill has also served as President of Trans Pacific Stores, Ltd., a privately held operator of retail stores. Prior to 1989, Mr. Hill was the Chief Financial Officer for various privately held retail and restaurant companies. Mr. Hill received a Bachelor of Science degree in Accounting from the University of Maryland and became a Certified Public Accountant in 1984.

James A. Herickhoff has served as a Director since August 1997. Mr. Herickhoff is and has been a corporate consultant since 1994, and from 1987 to 1994 he served as President of Atlantic Richfield Company's Thunder Basin Coal Company. Mr. Herickhoff has over 25 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19,000,000 to approximately 40,000,000 tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of the ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received his Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

         The names of the Class II Directors, together with certain information about them are set forth below:


   Name                 Age    Position(s) with the Company      Director Since
   ----                 ---    ----------------------------      --------------
Raymond J. Weller        50               Director                     1991
DeLance M. Squire        77               Director                     1996

Raymond J. Weller has served as a Director of the Company since July 1991 and served as Chairman of the Board from January 1997 through July, 1998. Since 1991, Mr. Weller has been Vice President of HMO Benefits of Utah, a Utah based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay. Mr. Weller is a Class II director, his term expires in 1999.

DeLance M. Squire has served as a Director of the Company since December 13, 1996. Currently Mr.Squire is President of Management and Professional Inc. Mr. Squire was the founder of Squire & Co., Orem, Utah and retired in 1986. From 1986 until 1987, Mr. Squire served as the Executive Director for the Commission for Economic Development, Orem, Utah. Mr. Squire was previously the mayor of the City of Orem, Utah. In addition, Mr. Squire is a member of the Impact Fees Committee and the Strategic Plan Committee to the City of Orem. He also serves as a member of the board of trustees for Mountain View Hospital, Payson, Utah. Mr. Squire received his B.S. degree in Accounting from Brigham Young University in 1947 and became a Certified Public Accountant in 1950. Mr. Squire is a Class II director, his term expires 1999.

         The names of the Class III directors, together with certain information about them are set forth below:


    Name              Age    Position(s) with the Company        Director Since
Brent M. Cook          36     Chief Executive Officer and             1996
                              Chairman of the Board
Stanley M. Kimball     44     Director and President                  1997


Brent M. Cook has served as Chief Executive Officer since October 1996, Chairman of the Board since July 1998, and Director since June 1996. Mr. Cook has also previously held the positions of President from October 1996 until July 1998 and Chief Financial Officer from June 1996 until December 1996. As Chief Executive Officer, Mr. Cook is responsible for the governance of the Company, the strategic direction of the Company and the execution of the corporate mission. Mr. Cook is a Certified Public Accountant. Prior to joining the Company, Mr. Cook was Director of Strategic Accounts for PacifiCorp, Inc. His responsibilities included the management of revenues of approximately $128,000,000 per year, and seeking out and evaluating strategic growth opportunites for PacifiCorp, including joint ventures and other transactions. Mr. Cook spent more than 12 years with PacifiCorp. Although PacifiCorp is not affiliated with the Company, it is a shareholder of the Company and its affiliates - - PacificCorp Syn Fuel, LLC, an Oregon limited liability company, and Birmingham Syn Fuel, LLC, an Oregon limited liability company - - have entered into purchase agreements and license agreements with the Company and an affiliate of the Company for the purchase of a coal briquetting plant located in Birmingham, Alabama. Mr. Cook is a Class III Director, his term expires in 2000.

Stanley M. Kimball has served as President of the Company since July 1998, Director since January 1, 1997 and Chief Financial Officer from January 1997 until July 1998. As President, Mr. Kimball will be responsible for overseeing senior management in the execution of the Company's business plan. Prior to joining the Company, Mr. Kimball was employed by Huntsman Corporation ("HC"). From 1989 to early 1995, Mr. Kimball served as the Director of Tax for Huntsman Chemical Corporation ("HCC"). In May 1995, Mr. Kimball was appointed as an officer of HC, serving as Vice President, Tax. In July 1995, Mr. Kimball was appointed as Vice President, Administration for HC. In this position, he had numerous responsibilities, both for HC and for Mr. Jon M. Huntsman personally, which included financial accounting, tax and estate planning, and cash and investment management. In this position, Mr. Kimball also served as Mr.
Huntsman's Chief of Staff. In 1980, Mr. Kimball received a Masters of Accountancy, with emphasis in taxation, from Brigham Young University and is a Certified Public Accountant. Between 1980 and 1989, he was employed by Arthur Andersen & Co., and was serving as a Senior Tax Manager prior to his employment with HCC. Mr. Kimball is a Class III Director, his term expires in 2000.

                 THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION
                         OF MESSRS. HILL AND HERICKHOFF

     PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board has appointed PricewaterhouseCoopers, LLP, certified public accountants, as auditors to examine the financial statements of the Company for Fiscal 1998 and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. PricewaterhouseCoopers, LLP (formerly Coopers & Lybrand L.L.P.)has served as the Company's auditors since 1996.

         In the event that the stockholders do not ratify the appointment of PricewaterhouseCoopers, LLP, the adverse vote will be considered as a direction to the Board to select other auditors for the next fiscal year.

         It is understood that even if the selection of PricewaterhouseCoopers, LLP is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

         A representative of PricewaterhouseCoopers, LLP is expected to attend the Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

           THE BOARD DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS
               OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS
                          A VOTE "FOR" APPROVAL THEREOF

                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 annual meeting, they must be received by the Company not later than December 30, 1998, or such later date as the Company may specify in its SEC filings. Such proposals should be addressed to the Company at 3280 North Frontage Road, Lehi, Utah 84043, Attn:
Corporate Secretary.

         It is anticipated that proxies solicited in connection with the Company's 1999 annual meeting will confer discretionary authority to vote on matters, among others, of which the Company does not receive notice prior to June 19, 1999.


                                  OTHER MATTERS

         Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                             SOLICITATION OF PROXIES

         The accompanying form of proxy is being solicited on behalf of the Board. The expense of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by written communication, telephone or telegraph by directors, officers or employees of the Company or its subsidiaries.


                           ANNUAL REPORT ON FORM 10-K

         CERTAIN PORTIONS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997, AS REFERENCED IN THIS PROXY STATEMENT, ARE INCORPORATED HEREIN BY REFERENCE. THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDING SEPTEMBER 30, 1997, FINANCIAL STATEMENTS, EXHIBITS AND SCHEDULES THAT ARE ATTACHED TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT OR FAXED TO THE COMPANY AT (801) 768-4483.


                  By Order of the Board of Directors,



                  ASAEL T. SORENSEN, JR.
                  Secretary


         THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT THEIR PROXIES.

                            COVOL TECHNOLOGIES, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, AUGUST 27, 1998

         The undersigned stockholder(s) of Covol Technologies, Inc., a Delaware corporation (the "Company"), revoking all previous proxies, hereby appoints Asael T. Sorensen and Harlan M. Hatfield and each of them acting individually, as the attorneys and proxies of the undersigned, with full power of substitution, to cast all votes for all shares of Common Stock of the Company which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of the Company to be held at the DoubleTree Hotel, 255 South West Temple, Salt Lake City, Utah 84101, on Thursday, August 27, 1998, at 1:00 p.m., Mountain Daylight Time, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

                          (Please date and sign below)

                                             Please mark your vote as this  |X|

1.  ELECTION OF DIRECTORS

    James A. Herickhoff                             FOR   |_|   WITHHOLD    |_|
    (If elected, Mr. Herickhoff's term would                    AUTHORITY
    expire 2001)

    John P. Hill, Jr.                               FOR   |_|   WITHHOLD    |_|
    (If elected, Mr. Hill's term would expire                   AUTHORITY
    2001)

2.  RATIFY THE SELECTION BY THE BOARD               FOR   |_|   AGAINST     |_|
    OF PricewaterhouseCoopers, LLP AS                           ABSTAIN     |_|
    INDEPENDENT AUDITORS OF THE
    COMPANY FOR THE 1998 FISCAL YEAR


This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted "FOR" items 1 and 2. This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the 1998 Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(C) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF COVOL TECHNOLOGIES, INC.

Dated: ________________________________, 1998

---------------------------------------------
Signature of Stockholder

---------------------------------------------
Signature of Stockholder

NOTE: Please date and sign this Proxy exactly as the names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Proxies executed in the name of a corporation should be signed on behalf of the corporation by a duly authorized officer. Where shares are owned in the name of two or more persons, all such persons should sign.

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE